EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 8, 2007, accompanying the consolidated financial statements and schedules of Digimarc Corporation and accompanying management’s assessment of the effectiveness of internal control over financial reporting, which reports are included in the Annual Report on Form 10-K of Digimarc Corporation for the year ended December 31, 2006.  We consent to the incorporation by reference of the aforementioned reports in the Registration Statement on Form S-8 of Digimarc Corporation.

/s/ GRANT THORNTON LLP

Portland, Oregon
March 8, 2007